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News from Aon
Aon Reports Fourth Quarter and Full Year 2022 Results
Fourth Quarter Key Metrics and Highlights
•Total revenue increased 2% to $3.1 billion, including organic revenue growth of 5%
•Operating margin increased 70 basis points to 32.3%, and operating margin, adjusted for certain items, increased 40 basis points to 33.2%
•EPS decreased 19% to $3.14, and EPS, adjusted for certain items, increased 5% to $3.89
•Repurchased 2.3 million class A ordinary shares for approximately $675 million
•Announced the acquisition of ERN, a Mexico-based leader in risk assessment modeling, expanding Aon's catastrophe modeling and consulting capabilities in Latin America

Full Year Key Metrics and Highlights
•Total revenue increased 2% to $12.5 billion, including organic revenue growth of 6%
•Operating margin increased 1,230 basis points to 29.4%, and operating margin, adjusted for certain items, increased 70 basis points to 30.8%
•EPS increased 119% to $12.14, and EPS, adjusted for certain items, increased 12% to $13.39
•Cash flows from operations increased 48% to $3,219 million and free cash flow increased 48% to $3,023 million, both all-time highs
•Repurchased 11.1 million class A ordinary shares for approximately $3.2 billion
DUBLIN - February 3, 2023 - Aon plc (NYSE: AON) today reported results for the three and twelve months ended December 31, 2022.
Net income attributable to Aon shareholders in the fourth quarter decreased 24% to $657 million, or $3.14 per share, compared to $863 million, or $3.90 per share, in the prior year period. Net income per share, adjusted for certain items, increased 5% to $3.89, including an unfavorable impact of $0.09 per share if prior year period results were translated at current period foreign exchange rates ("foreign currency translation"), compared to $3.71 in the prior year period. Certain items that impacted fourth quarter results and comparisons with the prior year period are detailed in "Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share" on page 10 of this press release.
"In the fourth quarter, our colleagues delivered 5% organic revenue growth, to finish a very strong year, contributing to full year organic revenue growth of 6%, margin expansion of 70 basis points to 30.8%, EPS growth of 12% to $13.39, and over $3 billion of free cash flow, an all-time high." said Greg Case, Chief Executive Officer. "These results continue our long-term progress and demonstrate the success of our Aon United strategy as we enter 2023 in a position of strength to continue delivering results for clients, colleagues, and shareholders."

FOURTH QUARTER 2022 FINANCIAL SUMMARY
Total revenue in the fourth quarter increased 2% to $3.1 billion compared to the prior year period reflecting 5% organic revenue growth and a 1% favorable impact from fiduciary investment income, partially offset by a 4% unfavorable impact from foreign currency translation.
Total operating expenses in the fourth quarter increased 1% to $2.1 billion compared to the prior year period due primarily to an increase in expense associated with 5% organic revenue growth and investments in long-term growth, partially offset by a $102 million favorable impact from foreign currency translation.
Foreign currency translation in the fourth quarter had a $20 million, or $0.10 per share, unfavorable impact on U.S. GAAP net income and a $19 million, or $0.09 per share, unfavorable impact on adjusted net income. If currency were to remain stable at today’s rates, the Company would expect an unfavorable impact of approximately $0.13 per share, or an approximately $39 million decrease in adjusted operating income, in the first quarter of 2023, and an unfavorable impact of approximately $0.12 per share, or an approximately $36 million decrease in adjusted operating income, for full year 2023.
Effective tax rate for the fourth quarter was 6.1%, compared to 15.7% in the prior year period, primarily driven by changes in the geographical distribution of income and a net favorable impact from discrete items. After adjusting to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate for the fourth quarter of 2022 decreased to 9.0% compared to 12.2% in the prior year period. The primary drivers of the change in the adjusted tax rate were the geographical distribution of income and a net favorable impact from discrete items. The prior year period also included a net favorable impact from discrete items. These adjustments are discussed in "Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share" on page 10 of this press release.
Weighted average diluted shares outstanding decreased to 209.3 million in the fourth quarter compared to 221.2 million in the prior year period. The Company repurchased 2.3 million class A ordinary shares for approximately $675 million in the fourth quarter. As of December 31, 2022, the Company had approximately $6.0 billion of remaining authorization under its share repurchase program.
FULL YEAR 2022 CASH FLOW SUMMARY
The full year 2022 cash flow summary provided below includes supplemental information related to free cash flow, which is a non-GAAP measure that is described in detail in "Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow" on page 9 of this press release.

Cash flows provided by operations for 2022 increased $1,037 million, or 48%, to $3,219 million compared to the prior year period, primarily due to the transaction costs in the prior year period, and strong operating income growth, partially offset by higher incentive compensation payments following strong performance in 2021.
Free cash flow defined as cash flow from operations less capital expenditures, increased 48%, to $3,023 million in 2022 compared to the prior year, reflecting an increase in cash flows from operations, partially offset by a $59 million increase in capital expenditures, due primarily to ongoing investments in Aon Business Services-enabled technology platforms and technology to drive long-term-growth.

FOURTH QUARTER 2022 REVENUE REVIEW
The fourth quarter revenue reviews provided below include supplemental information related to organic revenue, which is a non-GAAP measure that is described in detail in "Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow" on page 9 of this press release.

	Three Months Ended December 31,
(millions)	2022	2021	% Change	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth
Commercial Risk Solutions	$1,822	$1,847	(1)%	(4)%	1%	(2)%	4%
Reinsurance Solutions	281	222	27	(3)	7	14	9
Health Solutions	678	651	4	(3)	—	—	7
Wealth Solutions	353	364	(3)	(6)	—	(3)	6
Elimination	(4)	(4)	N/A	N/A	N/A	N/A	N/A
Total revenue	$3,130	$3,080	2%	(4)%	1%	—%	5%
Total revenue increased $50 million, or 2%, to $3,130 million, compared to the prior year period, including organic revenue growth of 5% driven by ongoing strong retention, net new business generation, and management of the renewal book portfolio, and a 1% favorable impact from fiduciary investment income, partially offset by a 4% unfavorable impact from foreign currency translation.
Commercial Risk Solutions organic revenue growth of 4% reflects growth across most major geographies driven by strong retention, net new business generation, and management of the renewal book portfolio. Growth in retail brokerage was highlighted by double-digit growth in Canada and Latin America, driven by continued strength in core P&C. U.S. retail brokerage was pressured primarily by Transaction Solutions, which declined due to lower external deal volume. Results also reflect double-digit growth in the affinity business across both consumer and business solutions, including growth in the travel and events practice and Digital Client Solutions. On average globally, exposures and pricing were modestly positive, resulting in modestly positive market impact.
Reinsurance Solutions organic revenue growth of 9% reflects double-digit growth in both the Strategy and Technology Group and facultative placements. Market impact was modestly positive on results in the quarter. The majority of revenue in our treaty portfolio is recurring in nature and is recorded in connection with the major renewal periods that take place throughout the first half of the year, while the second half of the year is largely driven by facultative placements and capital markets that are more transactional in nature.
Health Solutions organic revenue growth of 7% reflects growth globally in core health and benefits brokerage, driven by strong retention, new business generation and management of the renewal book portfolio. Growth in the core was highlighted by double-digit growth in Latin America, U.K., and Asia Pacific. Results also reflect double-digit growth in Human Capital, driven by data and advisory solutions, and modest growth in Consumer Benefits Solutions.
Wealth Solutions organic revenue growth of 6% reflects growth in Retirement, driven by higher demand and project-related work related to pension risk transfer and ongoing impacts of regulatory changes. In Investments, a decrease in AUM-based delegated investment management revenue due to equity market and interest rate movements was partially offset by higher advisory demand and project-related work.

FOURTH QUARTER 2022 EXPENSE REVIEW

	Three Months Ended December 31,
(millions)	2022	2021	$ Change	% Change
Expenses
Compensation and benefits	$1,539	$1,556	$(17)	(1)%
Information technology	138	118	20	17
Premises	73	76	(3)	(4)
Depreciation of fixed assets	36	41	(5)	(12)
Amortization and impairment of intangible assets	26	35	(9)	(26)
Other general expense	306	280	26	9
Total operating expenses	$2,118	$2,106	$12	1%
Compensation and benefits expense decreased $17 million, or 1%, compared to the prior year period due primarily to a $79 million favorable impact from foreign currency translation, partially offset by an increase in expense associated with 5% organic revenue growth.
Information technology expense increased $20 million, or 17%, compared to the prior year period due primarily to ongoing investments in Aon Business Services-enabled technology platforms and technology to drive long-term-growth.
Premises expense decreased $3 million, or 4%, compared to the prior year period due primarily to a $5 million favorable impact from foreign currency translation.
Depreciation of fixed assets decreased $5 million, or 12%, compared to the prior year period.
Amortization and impairment of intangible assets decreased $9 million, or 26%, compared to the prior year period.
Other general expense increased $26 million, or 9%, compared to the prior year period due primarily to an increase in expense associated with 5% organic revenue growth, including an increase in business travel expense.

FOURTH QUARTER 2022 INCOME SUMMARY
Certain noteworthy items impacted adjusted operating income and adjusted operating margins in the fourth quarters of 2022 and 2021, which are also described in detail in "Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share" on page 10 of this press release.

	Three Months Ended December 31,
(millions)	2022	2021	% Change
Revenue	$3,130	$3,080	2%
Expenses	2,118	2,106	1%
Operating income	$1,012	$974	4%
Operating margin	32.3%	31.6%
Operating income - as adjusted	$1,038	$1,009	3%
Operating margin - as adjusted	33.2%	32.8%

Operating income increased $38 million, or 4%, and operating margin increased 70 basis points to 32.3%, each compared to the prior year period. Operating income, adjusted for certain items detailed on page 10 of this press release, increased $29 million, or 3%, and operating margin increased 40 basis points to 33.2%, each compared to the prior year period. Both operating income and operating income as adjusted for certain items, increased primarily due to strong organic revenue growth and increased fiduciary investment income, partially offset by increased expenses and investments in long-term growth.
Interest income increased $1 million to $3 million compared to the prior year period. Interest expense increased $25 million to $110 million compared to the prior year period, reflecting primarily an increase in total debt. Other income (expense) decreased $341 million compared to the prior year period. Other expense was $196 million in the fourth quarter primarily due to a non-cash pension settlement charge of $170 million and Other income in the prior year period was $145 million primarily due to a gain on the sale of a business. Other income (expense) - as adjusted decreased $47 million compared to the prior year period. Other expense - as adjusted was $26 million in the fourth quarter primarily reflecting net losses due to the unfavorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies and Other income - as adjusted in the prior year period was $21 million primarily reflecting a gain on the sale of a business.

2022 FULL YEAR SUMMARY
Total revenue in 2022 increased 2% to $12.5 billion compared to the prior year reflecting 6% organic revenue growth and a 1% favorable impact from fiduciary investment income, partially offset by a 4% unfavorable impact from foreign currency translation and a 1% unfavorable impact from acquisitions, divestitures and other.
Net income attributable to Aon shareholders increased to $2,589 million, or $12.14 per share on a diluted basis, compared to $1,255 million, or $5.55 per share, in the prior year. Net income per share, adjusted for certain items, increased 12% to $13.39 on a diluted basis, including an unfavorable impact of $0.44 per share from foreign currency translation, compared to $12.00 in the prior year. Certain items that impacted full year results and comparisons against the prior year are detailed in "Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share" on page 10 of this press release.
During 2022, the Company repurchased approximately 11.1 million class A ordinary shares for approximately $3.2 billion at an average price of $289.76 per share. As of December 31, 2022, the Company had approximately $6.0 billion of remaining authorization under its share repurchase program.

Conference Call, Presentation Slides and Webcast Details
The Company will host a conference call on Friday, February 3, 2023 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

About Aon
Aon plc (NYSE:AON) exists to shape decisions for the better — to protect and enrich the lives of people around the world. Our colleagues provide our clients in over 120 countries and sovereignties with advice and solutions that give them the clarity and confidence to make better decisions to protect and grow their business.

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Safe Harbor Statement
This communication contains certain statements related to future results, or states Aon’s intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of Aon’s operations. All statements, other than statements of historical facts, that address activities, events or developments that Aon expects or anticipates may occur in the future, including such things as its outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of its revenues, cash flow and liquidity, expected tax rates, expected foreign currency translation impacts, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of its business and operations, plans, and references to future successes, are forward-looking statements. Also, when Aon uses words such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “looking forward”, “may”, “might”, “plan”, “potential” “probably”, “project”, “should”, “will”, “would” or similar expressions, it is making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in or anticipated by the forward looking statements: changes in the competitive environment, due to macroeconomic conditions or otherwise, or damage to Aon’s reputation; fluctuations in currency exchange, interest, or inflation rates that could impact our financial condition or results; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funded status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt and the terms thereof reducing Aon’s flexibility or increasing borrowing costs; rating agency actions that could limit Aon’s access to capital and our competitive position; volatility in Aon’s global tax rate due to being subject to a variety of different factors, including the adoption and implementation of OECD tax proposals; changes in Aon’s accounting estimates or assumptions on Aon’s financial statements; limits on Aon’s subsidiaries’ ability to pay dividends or otherwise make payments to Aon; the impact of legal proceedings and other contingencies, including those arising from acquisition or disposition transactions, errors and omissions and other claims against Aon; the impact of, and potential challenges in complying with, laws and regulations in the jurisdictions in which Aon operates, particularly given the global nature of Aon’s operations and the possibility of differing or conflicting laws and regulations, or the application or interpretation thereof, across jurisdictions in which Aon does business; the impact of any regulatory investigations brought in Ireland, the U.K., the U.S. and other countries; failure to protect intellectual property rights or allegations that Aon infringes on the intellectual property rights of others; general economic and political conditions in different countries in which Aon does business around the world; the failure to retain, attract and develop experienced and qualified personnel; international risks associated with Aon’s global operations, including impacts from military conflicts or political instability, such as the ongoing Russian war in Ukraine; the effects of natural or man-made disasters, including the effects of the COVID-19 and other health pandemics and the impacts of climate change; any system or network disruption or breach resulting in operational interruption or improper disclosure of confidential, personal, or proprietary data, and resulting liabilities or damage to our reputation; Aon’s ability to develop, implement, update and enhance new systems; the actions taken by third parties that perform aspects of Aon’s business operations and client services; the extent to which Aon is exposed to certain risks, including lawsuits, related to actions Aon may take in being responsible for making decisions on behalf of clients in Aon’s investment businesses or in other advisory services that Aon currently provides, or may provide in the future; Aon’s ability to continue, and the costs and risks associated with, growing, developing and integrating acquired business, and entering into new lines of business or products; Aon’s ability to secure regulatory approval and complete transactions, and the costs and risks associated with the failure to consummate proposed transactions; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; Aon’s ability to develop and implement innovative growth strategies and initiatives intended to yield cost savings, and the ability to achieve such growth or cost savings; the effects of Irish law on Aon’s operating flexibility and the enforcement of judgments against Aon; and adverse effects on the market price of Aon’s securities and/or operating results.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance. The factors identified above are not exhaustive. Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. In addition, results for prior periods are not necessarily indicative of results that may be expected for any future period. Further information concerning Aon and its businesses, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2021 for a further discussion of these and other risks and uncertainties applicable to Aon and its businesses. These factors may be revised or supplemented in subsequent reports filed with the SEC. Aon is not under, and expressly disclaims, any obligation to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information not calculated in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), including organic revenue growth, free cash flow, adjusted operating income, adjusted operating margin, adjusted earnings per share, adjusted net income attributable to Aon shareholders, adjusted net income per share, and adjusted effective tax rate that exclude the effects of intangible asset amortization and impairment, pension settlements, capital expenditures, and certain other noteworthy items that affected results for the comparable periods. Organic revenue growth includes the impact of intercompany activity and excludes foreign exchange rate changes, acquisitions, divestitures, transfers between revenue lines, fiduciary investment income, and gains or losses on derivatives accounted for as hedges. Currency impact represents the effect on prior year period results if they were translated at current period foreign exchange rates. Reconciliations to the closest U.S. GAAP measure for each non-GAAP measure presented in this communication are provided in the attached appendices. Supplemental organic revenue growth information and additional measures that exclude the effects of certain items noted above do not affect net income or any other U.S. GAAP reported amounts. Free cash flow is cash flows from operating activity less capital expenditures. The adjusted effective tax rate excludes the applicable tax impact associated with expenses for estimated intangible asset amortization and impairment, and certain other noteworthy items. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Management also uses these measures to assess operating performance and performance for compensation. Non-GAAP measures should be viewed in addition to, not in lieu of, Aon’s Consolidated Financial Statements. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

Investor Contact:	Media Contact:
Leslie Follmer	Nadine Youssef
+1 312-381-3310	+1 312-381-3024
investor.relations@aon.com	mediainquiries@aon.com

Aon plc
Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
(millions, except per share data)	2022	2021	% Change	2022	2021	% Change
Revenue
Total revenue	$3,130	$3,080	2%	$12,479	$12,193	2%
Expenses
Compensation and benefits	1,539	1,556	(1)%	6,477	6,738	(4)%
Information technology	138	118	17%	509	477	7%
Premises	73	76	(4)%	289	327	(12)%
Depreciation of fixed assets	36	41	(12)%	151	179	(16)%
Amortization and impairment of intangible assets	26	35	(26)%	113	147	(23)%
Other general expense	306	280	9%	1,271	2,235	(43)%
Total operating expenses	2,118	2,106	1%	8,810	10,103	(13)%
Operating income	1,012	974	4%	3,669	2,090	76%
Interest income	3	2	50%	18	11	64%
Interest expense	(110)	(85)	29%	(406)	(322)	26%
Other income (expense)	(196)	145	(235)%	(125)	152	(182)%
Income before income taxes	709	1,036	(32)%	3,156	1,931	63%
Income tax expense (1)	43	163	(74)%	510	623	(18)%
Net income	666	873	(24)%	2,646	1,308	102%
Less: Net income attributable to noncontrolling interests	9	10	(10)%	57	53	8%
Net income attributable to Aon shareholders	$657	$863	(24)%	$2,589	$1,255	106%

Basic net income per share attributable to Aon shareholders	$3.17	$3.94	(20)%	$12.23	$5.59	119%
Diluted net income per share attributable to Aon shareholders	$3.14	$3.90	(19)%	$12.14	$5.55	119%
Weighted average ordinary shares outstanding - basic	207.5	219.3	(5)%	211.7	224.7	(6)%
Weighted average ordinary shares outstanding - diluted	209.3	221.2	(5)%	213.2	226.1	(6)%
(1)The effective tax rate was 6.1% and 15.7% for the three months ended December 31, 2022 and 2021, respectively, and 16.2% and 32.3% for the twelve months ended December 31, 2022 and 2021, respectively.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow (Unaudited)
Organic Revenue Growth (Unaudited)

	Three Months Ended December 31,
(millions)	2022	2021	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Commercial Risk Solutions	$1,822	$1,847	(1)%	(4)%	1%	(2)%	4%
Reinsurance Solutions	281	222	27	(3)	7	14	9
Health Solutions	678	651	4	(3)	—	—	7
Wealth Solutions	353	364	(3)	(6)	—	(3)	6
Elimination	(4)	(4)	N/A	N/A	N/A	N/A	N/A
Total revenue	$3,130	$3,080	2%	(4)%	1%	—%	5%

	Twelve Months Ended December 31,
(millions)	2022	2021	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Commercial Risk Solutions	$6,715	$6,635	1%	(4)%	1%	(2)%	6%
Reinsurance Solutions	2,190	1,997	10	(3)	1	4	8
Health Solutions	2,224	2,154	3	(3)	—	(2)	8
Wealth Solutions	1,367	1,426	(4)	(5)	—	(2)	3
Elimination	(17)	(19)	N/A	N/A	N/A	N/A	N/A
Total revenue	$12,479	$12,193	2%	(4)%	1%	(1)%	6%
(1)Currency impact represents the effect on prior year period results if they were translated at current period foreign exchange rates.
(2)Fiduciary investment income for the three months ended December 31, 2022 and 2021 was $41 million and $2 million, respectively. Fiduciary investment income for the twelve months ended December 31, 2022 and 2021 was $76 million and $8 million, respectively.
(3)Organic revenue growth includes the impact of intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions, divestitures, transfers between revenue lines, and gains and losses on derivatives accounted for as hedges.
Free Cash Flow (Unaudited)

	Twelve Months Ended December 31,
(millions)	2022	2021	% Change
Cash Provided By Operating Activities	$3,219	$2,182	48%
Capital Expenditures	(196)	(137)	43%
Free Cash Flow (1)	$3,023	$2,045	48%
(1)Free cash flow is defined as Cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended December 31,			Twelve Months Ended December 31,
(millions, except percentages)	2022	2021	% Change	2022	2021	% Change
Revenue	$3,130	$3,080	2%	$12,479	$12,193	2%

Operating income - as reported	$1,012	$974	4%	$3,669	$2,090	76%
Amortization and impairment of intangible assets	26	35	(26)%	113	147	(23)%
Transaction costs and other charges related to the combination and resulting termination (2)	—	—	—%	—	1,436	(100)%
Legal settlements (3)	—	—	—%	58	—	100%
Operating income - as adjusted	$1,038	$1,009	3%	$3,840	$3,673	5%
Operating margin - as reported	32.3%	31.6%		29.4%	17.1%
Operating margin - as adjusted	33.2%	32.8%		30.8%	30.1%

	Three Months Ended December 31,			Twelve Months Ended December 31,
(millions, except per share data)	2022	2021	% Change	2022	2021	% Change
Operating income - as adjusted	$1,038	$1,009	3%	$3,840	$3,673	5%
Interest income	3	2	50%	18	11	64%
Interest expense	(110)	(85)	29%	(406)	(322)	26%
Other income (expense):
Other income (expense) - pensions - as adjusted (4)	—	2	(100)%	(9)	21	(143)%
Other income (expense) - other - as adjusted (5)	(26)	19	(237)%	54	7	671%
Total Other income (expense) - as adjusted	(26)	21	(224)%	45	28	61%
Income before income taxes - as adjusted	905	947	(4)%	3,497	3,390	3%
Income tax expense (6)	81	116	(30)%	585	623	(6)%
Net income - as adjusted	824	831	(1)%	2,912	2,767	5%
Less: Net income attributable to noncontrolling interests	9	10	(10)%	57	53	8%
Net income attributable to Aon shareholders - as adjusted	815	821	(1)%	2,855	2,714	5%
Diluted net income per share attributable to Aon shareholders - as adjusted	$3.89	$3.71	5%	$13.39	$12.00	12%
Weighted average ordinary shares outstanding - diluted	209.3	221.2	(5)%	213.2	226.1	(6)%
Effective Tax Rates (6)
U.S. GAAP	6.1%	15.7%		16.2%	32.3%
Non-GAAP	9.0%	12.2%		16.7%	18.4%
(1)Certain noteworthy items impacting operating income in 2022 and 2021 are described in this schedule. The items shown with the caption "as adjusted" are non-GAAP measures.
(2)As part of the terminated combination with Willis Towers Watson ("WTW"), certain transaction costs were incurred by the Company in 2021. These costs may include advisory, legal, accounting, valuation, and other professional or consulting fees related to the combination, including planned divestitures that have been terminated, as well as certain compensation expenses and expenses related to further steps on our Aon United operating model as a result of the termination. Additionally, this includes a $1 billion termination fee paid in connection with the termination of the combination.
(3)In connection with certain legal settlements reached, a $58 million charge was recognized in the second quarter of 2022.
(4)To further its pension de-risking strategy the Company purchased an annuity for portions of its U.S. pension plans that will settle certain obligations. A non-cash settlement charge totaling $170 million was recognized in the fourth quarter of 2022.
(5)A gain of $124 million was recorded for the year ended December 31, 2021 related to the disposal of the Aon Retiree Health ExchangeTM business which was originally agreed upon in connection with the terminated combination with WTW. As a result of the termination of the combination, an amended agreement was executed to complete the transaction in the fourth quarter of 2021.
(6)Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with certain transaction costs and other charges related to the combination and resulting termination, as well as certain legal and pension settlements, which are adjusted at the related jurisdictional rate. In addition, income tax expense for the year ended December 30, 2021 excludes the impact of remeasuring the net deferred tax liabilities in the U.K. as a result of the corporate income tax rate increase enacted in the second quarter of 2021.

Aon plc
Consolidated Statements of Financial Position

	As of December 31,
	2022	2021
(millions)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$690	$544
Short-term investments	452	292
Receivables, net	3,035	3,094
Fiduciary assets (1)	15,900	14,386
Other current assets	646	716
Total current assets	20,723	19,032
Goodwill	8,292	8,434
Intangible assets, net	447	492
Fixed assets, net	558	529
Operating lease right-of-use assets	699	786
Deferred tax assets	824	766
Prepaid pension	652	1,366
Other non-current assets	509	512
Total assets	$32,704	$31,917

Liabilities and equity (deficit)
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$2,114	$2,192
Short-term debt and current portion of long-term debt	945	1,164
Fiduciary liabilities	15,900	14,386
Other current liabilities	1,347	1,331
Total current liabilities	20,306	19,073
Long-term debt	9,825	8,228
Non-current operating lease liabilities	693	772
Deferred tax liabilities	99	401
Pension, other postretirement, and postemployment liabilities	1,186	1,375
Other non-current liabilities	1,024	910
Total liabilities	33,133	30,759

Equity (deficit)
Ordinary shares - $0.01 nominal value Authorized: 500 shares (issued: 2022 - 205.4; 2021 - 214.8)	2	2
Additional paid-in capital	6,864	6,624
Accumulated deficit	(2,772)	(1,694)
Accumulated other comprehensive loss	(4,623)	(3,871)
Total Aon shareholders' equity (deficit)	(529)	1,061
Noncontrolling interests	100	97
Total equity (deficit)	(429)	1,158
Total liabilities and equity (deficit)	$32,704	$31,917

(1)Includes funds held on behalf of clients of $6,386 million and $6,101 million as of December 31, 2022 and 2021, respectively.

Aon plc
Consolidated Statements of Cash Flows

	Year ended December 31,
	2022	2021
(millions)	(unaudited)
Cash flows from operating activities
Net income	$2,646	$1,308
Adjustments to reconcile net income to cash provided by operating activities:
Gain from sales of businesses and investments	(54)	(142)
Depreciation of fixed assets	151	179
Amortization and impairment of intangible assets	113	147
Share-based compensation expense	397	449
Deferred income taxes	(252)	11
Other, net (1)	170	5
Change in assets and liabilities:
Receivables, net	(96)	(119)
Accounts payable and accrued liabilities	(22)	264
Current income taxes	216	200
Pension, other postretirement and postemployment liabilities	(53)	(124)
Other assets and liabilities	3	4
Cash provided by operating activities	3,219	2,182
Cash flows from investing activities
Proceeds from investments	110	58
Payments for investments	(107)	(91)
Net sales (purchases) of short-term investments - non fiduciary	(175)	15
Acquisition of businesses, net of cash and funds held on behalf of clients	(162)	(14)
Sale of businesses, net of cash and funds held on behalf of clients	81	218
Capital expenditures	(196)	(137)
Cash provided by (used for) investing activities	(449)	49
Cash flows from financing activities
Share repurchase	(3,203)	(3,543)
Proceeds from issuance of shares	58	55
Cash paid for employee taxes on withholding shares	(215)	(185)
Commercial paper issuances, net of repayments	(65)	671
Issuance of debt	1,967	1,495
Repayment of debt	(500)	(413)
Increase in fiduciary liabilities, net of fiduciary receivables	702	568
Cash dividends to shareholders	(463)	(447)
Noncontrolling interests and other financing activities	(71)	(125)
Cash used for financing activities	(1,790)	(1,924)
Effect of exchange rates on cash and cash equivalents and funds held on behalf of clients	(549)	(235)
Net increase in cash and cash equivalents and funds held on behalf of clients	431	72
Cash and cash equivalents and funds held on behalf of clients at beginning of year	6,645	6,573
Cash and cash equivalents and funds held on behalf of clients at end of year	$7,076	$6,645
Reconciliation of cash and cash equivalents and funds held on behalf of clients:
Cash and cash equivalents	$690	$544
Funds held on behalf of clients	6,386	6,101
Total cash and cash equivalents and funds held on behalf of clients	$7,076	$6,645
(1)Includes non-cash pension settlement charges. Certain amounts in prior period's Consolidated Financial Statements have been reclassified to conform to the current year presentation.